Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

OneMain Finance Corporation
OneMain Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.750% Senior Notes due 2033	Rule 456(b) and 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.00013810	$138,100.00
Fees to Be Paid	Other	Guarantee of 6.750% Senior Notes due 2033	457(n)	(1)	(1)	(1)	(1)	(1)
	Total Offering Amounts					$1,000,000,000		$138,100.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$138,100.00

(1)
Guarantee of OneMain Finance Corporation’s 6.750% Senior Notes due 2033 by its direct parent company OneMain Holdings, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended (the “Securities Act”), no separate fee is payable with respect to the guarantee.